EXHIBIT 99.1

FOR RELEASE March 4, 2013

SOURCE: Uni-Pixel, Inc.

UniPixel to Present at ROTH Capital Partners 25th Annual Growth Stock Conference on March 19, 2013

THE WOODLANDS, Texas — March 4, 2013 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics, and lighting and display markets, has been invited to present at the ROTH Capital Partners 25th Annual Growth Stock Conference being held on March 17-20, 2013 at The Ritz Carlton in Dana Point, Calif.

UniPixel President and CEO Reed Killion is scheduled to present on Tuesday, March 19, 2013 at 4:30 p.m. Pacific time, with one-on-one meetings held throughout the day as well as on Monday. He will be joined by Robert Petcavich, the company’s senior vice president and chief technology officer. Management will discuss the company’s progress towards revolutionizing the touch screen market, including its recently signed agreement with a major PC maker.

The presentation will be webcast live at http://wsw.com/webcast/roth27/unxl/, which will be available for replay in the investor relations section at www.unipixel.com.

For more information about the conference or to schedule a one-on-one meeting with UniPixel management, please contact your ROTH representative at 1-800-933-6830 or via e-mail at oneononerequests@roth.com.

About ROTH Capital Partners
ROTH Capital Partners, LLC (ROTH), is a relationship-driven investment bank focused on serving emerging growth companies and their investors. As a full-service investment bank, ROTH provides capital raising, M&A advisory, analytical research, trading, market-making services and corporate access. Headquartered in Newport Beach, CA, ROTH is privately-held and employee owned, and maintains offices throughout the U.S. and Hong Kong. For more information on ROTH, please visit www.roth.com.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) delivers Performance Engineered Films to the Lighting, Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's newly developed UniBoss™ roll-to-roll electronics manufacturing process prints conductive elements on thin film with trace widths down to ~ 5um. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. UniPixel's brands include Clearly Superior™, Diamond Guard™ and others. For further information, visit www.unipixel.com.

Company Contact:
Jeff Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Scott Liolios or Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com